Exhibit (k)(1)
FORM OF ADMINISTRATION AGREEMENT
This Administration Agreement (“Agreement”) dated and effective as of    , 2024, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Pershing Square USA, Ltd., a Delaware statutory trust (the “Trust”).
WHEREAS, the Trust is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1.	Appointment of Administrator
The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.
In the event that one or more additional fund(s) sponsored or advised by the investment adviser to the Trust or an affiliate of the investment adviser to the Trust are established that wish to retain the Administrator to act as administrator under the terms hereof, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such fund(s) shall become subject to the provisions of this Agreement to the same extent as the Trust, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such fund in writing by the Trust and the Administrator at the time of the addition of such fund.
2.	Delivery Of Documents
The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:
a.	The Trust’s Declaration of Trust and By-laws (“Governing Documents”);
b.
The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and the Trust’s Prospectus and Statement of Additional Information (“SAI”) relating to the Trust and all amendments and supplements thereto as in effect from time to time;

c.
Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and
e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.
3.	Representations And Warranties Of The Administrator
The Administrator represents and warrants to the Trust that:
a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;
b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;
c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and
e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.
4.	Representations And Warranties Of The Trust
The Trust represents and warrants to the Administrator that:
a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;
b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;
c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;
d.	It is an investment company properly registered with the SEC under the 1940 Act;
e.
The Registration Statement has been filed and will become effective prior to the initial public offering of the Trust’s shares of beneficial interest and will thereafter remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made or shall be made before the Trust offers or sells its shares;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;
g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;
h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest; and
i.
Where information provided by the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust to the extent necessary to perform the services under this Agreement or as otherwise required by law, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	Administration Services
The Administrator shall provide the services as listed on Schedule A, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.
The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable and documented out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.
The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation Of Administrator; Expense Reimbursement; Trust Expenses
The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trust and the Administrator.
The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.
The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Registration Statements, Form N-CSR, Form N-PORT, Form N-PX and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Trust’s net asset value.
7.	Instructions And Advice
At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions or the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters arising in connection with its duties hereunder.
The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in accordance with and in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any authorized person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.
8.	Limitation Of Liability And Indemnification
The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its obligations and duties hereunder unless solely caused by or resulting from the gross negligence, willful misconduct, fraud or bad faith of the Administrator, its officers or employees. Neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2024 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2025 and terminating on December 31, 2025, shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis.
In the event that either party is unable to perform, or is delayed in performing, its obligations and duties under the terms this Agreement, neither party shall be responsible or liable for losses arising by reason of any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, except, in the case of the Administrator, to the extent that any such losses are attributable to its breach of its business continuity and disaster recovery plan obligations under this Agreement.
The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence, willful misconduct, bad faith or fraud.
The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense, of any suit brought to enforce any liability subject to the indemnification provided above.In the event the Trust elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Trust shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.
The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.
9.	Confidentiality
All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	Use Of Data
(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.
(b) Subject to paragraph (d) below (except those Affiliates or business divisions principally engaged in the business of asset management), the Administrator and/or its Affiliates may use any Confidential Information of the Trust (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.
(c) The Trust acknowledges that the Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.
(d) Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.
11.	Compliance With Governmental Rules And Regulations; Records
The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.
In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.
12.	Services Not Exclusive
The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13.	Effective Period And Termination
This Agreement shall remain in full force and effect for an initial term ending December 31, 2024 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust, the Trust shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.
In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust (or its respective successor), the Trust shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust and distribution of the Trust’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust is no longer viable (b) a merger of the Trust into, or the consolidation of the Trust with, another entity, or (c) the sale by the Trust of all, or substantially all, of the Trust’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust (or its respective successor) on substantially the same terms as this Agreement.
14.	Delegation
a.,
The Administrator shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Trust. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates.

b.,
The Administrator will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

c.
With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Trust acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Trust revokes its consent at any time or does not provided its consent as required hereunder, the Trust acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

d.,
Nothing in this Section  14 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive And Additional Provisions
In connection with the operation of this Agreement, the Administrator and the Trust, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.
16.	Notices
Any notice, instruction or other instrument authorized or required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:
If to the Trust:
Pershing Square USA, Ltd.
c/o Pershing Square Capital Management, L.P.
787 Eleventh Avenue, 9th Floor
New York, New York 10019
Attn: Legal Department c/o Halit Coussin
Telephone: [  ]
Email: [  ]
If to the Administrator:
State Street Bank and Trust Company
One Congress Street, Suite 1
Boston, MA 02114
Attention: Fred Wilshire, Senior Vice President
Telephone: 617-662-7245
Telecopy:

with a copy to:

State Street Bank and Trust Company
Legal Division – Global Services Americas
One Congress Street
Boston, MA 02114-2016
Attention: Senior Vice President and Senior Managing Counsel
17.	Amendment
This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.
18.	Assignment
This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) the Administrator without the written consent of the Trust, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.
19.	Successors
This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.
20.	Data Protection
The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.
21.	Information Security Systems And Controls
The Administrator will maintain commercially reasonable information security systems and controls, which include administrative, technical, and physical safeguards that are designed to: (i) maintain the security and confidentiality of the Trust’s data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Trust’s data, including appropriate measures designed to meet legal and regulatory requirements applying to the Administrator; and (iii) protect against unauthorized access to or use of the Trust’s data.
22.	Entire Agreement
This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.
23.	Waiver
The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.
24.	Severability
If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
25.	Governing Law
This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws rules.
26.	Reproduction of Documents
This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
27.	Counterparts
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

28.	Insurance Coverage
The Administrator shall at all times during the term of this Agreement, if available on commercially reasonable terms, maintain insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided hereunder. The Administrator need not maintain any special insurance for the benefit of the Trust.
29.	Business Continuity And Disaster Recovery Plans
The Administrator will at all times maintain a business contingency plan and disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Administrator will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by the Administrator.
30.	Captions
The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PERSHING SQUARE USA, LTD.

By: Name: Title:

By: Name: Title:
STATE STREET BANK AND TRUST COMPANY

By: Name: Title: